September 28, 2026

Edward A. Pesicka

_________________

____________________

Dear Ed,

This letter agreement (this “Agreement”) sets forth the terms and conditions of the independent contractor relationship between Edward A. Pesicka (“Pesicka”) and Accendra Health, Inc. (the “Company”).

1.	Transition from Employment. Pesicka acknowledges that Pesicka was previously employed by the Company as its Chief Executive Officer and that Pesicka’s employment with the Company terminated due to his resignation effective immediately prior to October 5, 2026 (the “Transition Date”). Effective as of the Transition Date, Pesicka’s engagement with the Company shall be solely as an independent contractor pursuant to the terms of this Agreement, which supersedes and replaces in its entirety Pesicka’s prior employment relationship with the Company.
2.	Deemed Resignation. Pesicka acknowledges and agrees that, as of the Transition Date, Pesicka will be deemed to have automatically resigned, to the extent applicable: (a) as an officer of the Company and each affiliate of the Company for which Pesicka served as an officer; (b) from the board of directors of the Company (the “Board”) and each affiliate of the Company for which Pesicka served as a director or manager; (c) from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which the Company or any other affiliate of the Company holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Pesicka served as the Company’s or such other affiliate’s member’s designee or other representative; and (d) from each other position Pesicka holds as an officer, director, manager, authorized signatory, committee member or any other comparable position of the Company or any of the Company Parties (as defined below). Pesicka hereby agrees to execute such additional documentation and take any actions reasonably requested by the Company to effectuate the foregoing.
3.	Services. During the Term (as defined below), Pesicka shall assist with the transition of duties, knowledge and ongoing projects to the Company’s incoming Chief Executive Officer (the “Services”). Without limiting the generality of the foregoing, Pesicka shall make himself reasonably available to the Board and the incoming Chief Executive Officer for questions, consultation, and advice regarding Company operations, strategy, and stakeholder relationships. Pesicka shall devote such time and attention to the Services as is reasonably necessary to perform the Services in a professional and competent manner. The Services shall be performed at such locations as are mutually agreed by the Company and Pesicka.
4.	Term. Subject to the following sentence, the term of this Agreement shall begin on the Transition Date and will end on the earlier to occur of (a) March 31, 2029, (b) Pesicka’s death or Disability (as defined in the Company’s 2023 Omnibus Incentive Plan), or (c) the date the Company terminates the Services as a result of a material breach by Pesicka of his obligations under this Agreement that remains uncured for thirty (30) days following written notice from the Company (the “Term”).
5.	COBRA Benefit. In consideration for agreeing to provide the Services, to the extent that Pesicka timely elects continuation coverage for Pesicka and Pesicka’s eligible dependents under the Company’s group health plan(s) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay, or at its option reimburse Pesicka for, the difference between the amount Pesicka is required to pay for such COBRA continuation coverage and the employee contribution amount that similarly situated active employees of the Company pay for the same or substantially similar coverage (such payments or reimbursements, as applicable, the “COBRA Benefit”). Each COBRA Benefit payment shall be made on or about the Company’s first regularly scheduled pay date in the calendar month immediately following the month in which Pesicka submits documentation of the applicable premium payment to the Company; provided that such documentation must be submitted within thirty (30) days of the premium payment date. The COBRA Benefit shall terminate upon the earliest to occur of: (a) the date that is eighteen (18) months after the Transition Date; (b) the date Pesicka (or Pesicka’s eligible dependents, as applicable) ceases to be eligible for COBRA continuation coverage for any reason; or (c) the date Pesicka becomes eligible for coverage under another employer’s group health plan. Pesicka shall promptly notify the Company in writing upon becoming eligible for coverage under another employer’s group health plan. Notwithstanding the foregoing, the election of COBRA continuation coverage and the timely payment of all premiums associated therewith shall remain the sole responsibility of Pesicka, and the Company shall assume no obligation for payment of any COBRA premiums. If the Company determines in good faith that providing the COBRA Benefit as described herein cannot be provided without penalty, tax, or other adverse consequence to the Company or any of the Company Parties, then the Company and Pesicka shall use good faith efforts to restructure the COBRA Benefit in a manner that provides Pesicka with substantially equivalent benefits without such adverse consequence to the Company or the Company Parties.
6.	Continued Vesting. For clarity, Pesicka’s outstanding equity awards shall remain outstanding during the Term and shall continue to vest in accordance with their existing terms, including with respect to treatment in the event of a change in control of the Company as set forth in the applicable equity plan and award agreements, subject to Pesicka’s continued provision of the Services hereunder (the “Equity Treatment”). Upon any termination of this Agreement, Pesicka’s equity awards shall be treated as set forth in the applicable award agreements, with such termination treated as a “Termination of Service” for purposes thereof.
7.	Independent Contractor Status. Pesicka shall be an independent contractor of the Company. Nothing in this Agreement is intended to, or shall be deemed or construed to, create any partnership, agency, joint venture, or employment relationship between or among Pesicka on the one hand, and the Company or any of its affiliates, or any of their respective officers, directors, partners, principals, owners, members, employees, agents, or representatives (collectively, with the Company, the “Company Parties”), on the other hand. Pesicka’s relationship to the Company and the Company Parties shall only be that of an independent contractor and Pesicka shall perform all services pursuant to this Agreement as an independent contractor. The Company and the Company Parties shall not, with respect to Pesicka’s services, exercise or have the power to exercise such level of control over Pesicka as would indicate or establish that a relationship of employer and employee exists between Pesicka and the Company or the Company Parties. However, Pesicka’s services are subject to the approval of the Company and shall be subject to the Company’s general right of supervision to secure the satisfactory performance thereof.
8.	Taxes. Notwithstanding Pesicka’s status as an independent contractor under this Agreement, the parties acknowledge and agree that, because the Equity Treatment and the COBRA Benefit arise from Pesicka’s prior employment relationship with the Company, such payments shall continue to be subject to tax withholding and reporting in accordance with the terms of the applicable award agreements and group health care plan(s), as applicable, and the Company’s standard payroll, and equity and group health care administration practices, including reporting on IRS Form W-2 (or applicable successor form) to the extent required by applicable law. In the event the Company or any of the Company Parties are required to make any payments which are Pesicka’s obligations under this Agreement, or to the Internal Revenue Service or any other taxing authority in respect of any foreign, federal, state, and local taxes, including income taxes, business taxes, estimated taxes, self-employment taxes, and any other taxes, fees, additions to tax, interest, or penalties (collectively, all of the foregoing, “Taxes”), Pesicka shall, upon receipt of written notice from the Company, remit to the Company an amount equal to such payments, within thirty (30) business days from such notice.
9.	No Benefits. Pesicka shall not be eligible to receive compensation or benefits other than as expressly set forth herein. Pesicka will not be eligible to participate in any benefit plans or programs that the Company Parties offer to any employees, including medical/dental/vision insurance, prescription drug insurance coverage, life insurance, disability insurance, accident insurance, paid time off, pension, retirement, social security, savings, 401(k), severance, unemployment, workers’ compensation, or reimbursements (collectively, all of the foregoing, “Benefits”). Without limiting the foregoing, except as expressly set forth in Section 10 (Expenses), no Company Party shall reimburse Pesicka for any expense, liability, or obligation. Pesicka shall be required to obtain appropriate levels of insurance coverage, at Pesicka’s own expense, relating to Pesicka’s performance of services under this Agreement.
10.	Expenses. Pesicka shall be responsible for all expenses incurred in connection with the performance of the Services, except that the Company shall reimburse Pesicka for reasonable, pre-approved travel expenses incurred at the Company’s request in connection with the Services, subject to the Company’s expense reimbursement policies and submission of appropriate documentation. All expense reimbursements shall be made within thirty (30) days following submission of proper documentation and in no event later than the last day of the calendar year following the year in which the expense was incurred.

11.	Limits of Authority. Pesicka has no right or authority, express or implied, to act on behalf of, assume, or create any obligation or responsibility, or otherwise bind, any of the Company Parties in any way. Pesicka shall not make any contrary representation to any third party.
12.	Compliance with Policies. As an independent contractor of the Company, Pesicka will perform Pesicka’s duties and responsibilities diligently, loyally, in accordance with the terms of this Agreement, and in compliance with applicable law and all of the Company Parties’ policies, practices, and procedures that apply to the Company’s independent contractors, as they may be adopted or amended from time to time in the Company’s sole discretion.
13.	Indemnity. Pesicka agrees to indemnify the Company Parties, and hold them harmless, from and against any and all claims, liabilities, and expenses (including reasonable attorneys’ and accountants’ fees, costs, and expenses) resulting from, arising out of, or relating to any (a) gross negligence or willful misconduct by Pesicka in the performance of the Services, (b) breach of this Agreement by Pesicka, or (c) any claim that any Benefits or Taxes should have been paid or provided to Pesicka, or withheld or contributed for the benefit of Pesicka. The Company agrees to indemnify and hold harmless Pesicka from and against any and all claims, liabilities, and expenses (including reasonable attorneys’ fees) arising out of or relating to Pesicka’s performance of the Services in accordance with this Agreement, except to the extent such claims arise from Pesicka’s gross negligence, willful misconduct, or breach of this Agreement.
14.	Representations. Pesicka represents and warrants that Pesicka’s acceptance of this offer, and Pesicka’s performance of the obligations under this Agreement, do not conflict with or violate the terms of (a) any agreement by which Pesicka is bound, including any covenants or obligations to any other employer, entity or person; or (b) any order, rule, law, regulation, or other legal requirement or obligation applicable to Pesicka.
15.	Satisfaction of All Compensation. In entering into this Agreement, Pesicka expressly acknowledges and agrees that Pesicka has received all leaves (paid and unpaid) to which Pesicka has been entitled during Pesicka’s employment with the Company, and Pesicka has received all wages, bonuses and other compensation, been provided all benefits and been afforded all rights and been paid all sums that Pesicka is owed or has been owed by the Company or any other Company Party, including all payments arising out of all incentive plans and any other bonus arrangements. For the avoidance of doubt, Pesicka acknowledges and agrees that Pesicka had no right to the COBRA Benefit or the Equity Treatment but for Pesicka’s entry into this Agreement and satisfaction of the terms herein.
16.	Release; Continuing Obligations. As a condition precedent to the receipt of the COBRA Benefit and the Equity Treatment, Pesicka shall be required to execute, and not subsequently revoke, within the time provided by the Company to do so, a release in substantially the form attached hereto as Exhibit A. Pesicka acknowledges and warrants that Pesicka shall continue to remain bound by any and all continuing obligations and restrictive covenants set forth in any agreements or other documents with the Company or any of its affiliates, including without limitation the non-competition, non-solicitation, confidentiality, and other restrictive covenants set forth in Pesicka’s Leadership Teammate Agreement with the Company, dated March 9, 2026 (the “Teammate Agreement”), and all such provisions shall remain in full force and effect and are incorporated by reference as if fully set forth herein. In exchange for good and valuable consideration to which Pesicka would not be entitled in the absence of executing this Agreement (including the COBRA Benefit and the Equity Treatment), the sufficiency of which is hereby acknowledged, Pesicka acknowledges and agrees that, notwithstanding anything to the contrary in the Teammate Agreement: (a) Pesicka’s obligations under the Teammate Agreement shall apply to Pesicka for the duration of the Term; (b) the post-termination portion of the Protected Period (as defined in the Teammate Agreement) and any other restricted periods thereunder with a specified post-service duration shall be tolled during the Term and shall not commence until the termination or expiration of the Term; and (c) Pesicka reaffirms all restrictive covenants in the Teammate Agreement and acknowledges that such covenants remain in full force and effect.
17.	Section 409A. It is intended that this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations relating thereto, or an exemption to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception shall be paid under such exception. For purposes of Section 409A of the Code, each payment under this Agreement shall be treated as a separate payment for purposes of the exclusion for certain short-term deferral amounts. In no event may Pesicka, directly or indirectly, designate the calendar year of any payment under this Agreement. Notwithstanding anything to the contrary in this Agreement, all reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during Pesicka’s lifetime (or during a shorter period of time specified in this Agreement), (b) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (c) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (d) the right to reimbursement is not subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A of the Code and in no event shall the Company or any of its affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Pesicka on account of non-compliance with Section 409A of the Code.
18.	Entire Agreement. This Agreement replaces and supersedes any and all previous or existing agreements, arrangements, negotiations, conversations or understandings, oral or written, between Pesicka and any of the Company Parties relating to the terms and conditions of Pesicka’s engagement. This Agreement contains the entire agreement and understanding of the parties, and the terms and conditions of Pesicka’s engagement can be modified only in an agreement signed by Pesicka and an officer of the Company.
19.	Amendments and Waivers. No provision of this Agreement may be amended, modified, waived, or discharged except as agreed to in a writing signed by both Pesicka and an officer of the Company. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
20.	Governing Law; Venue; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, applied without reference to principles of conflicts of law. Both Pesicka and the Company agree to appear before and submit exclusively to the jurisdiction of the federal courts located in Richmond, Virginia with respect to any controversy, dispute, or claim arising out of or relating to this Agreement, Pesicka’s Services or the termination thereof (or if such controversy, dispute or claim may not be brought in federal court, to the state courts located in the counties of Henrico, Chesterfield or Hanover, Virginia). Both Pesicka and the Company also agree to waive, to the fullest possible extent, the defense of an inconvenient forum or lack of jurisdiction. THE COMPANY AND PESICKA HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF PESICKA’S ENGAGEMENT BY, OR PROVISION OF SERVICES TO, ANY OF THE COMPANY PARTIES OR THE TERMINATION THEREOF, OR THIS AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF (WHETHER ARISING IN CONTRACT, EQUITY, TORT OR OTHERWISE).
21.	Severability/Modification. If any provision of this Agreement is determined to be unenforceable as a matter of governing law, a reviewing court of appropriate jurisdiction shall have the authority to “blue pencil” or otherwise modify such provision so as to render it enforceable while maintaining the parties’ original intent (as reflected herein) to the maximum extent possible. Each provision of this Agreement is severable from the other provisions hereof, and if one or more provisions hereof is declared invalid, the remaining provisions shall nevertheless remain in full force and effect.
22.	Assignment. This Agreement may be assigned by the Company and upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such assigned party. Pesicka may not assign Pesicka’s rights and obligations under this Agreement.
23.	Return of Property. Pesicka agrees that, as of the Transition Date, he will have returned to the Company all property belonging to the Company and any other Company Party, including all computer files and other electronically stored information, client materials, and other materials provided to Pesicka by the Company or any other Company Party in the course of his employment, and Pesicka further represents and warrants that he will not maintain a copy of any such materials in any form; provided, however, that Pesicka shall be entitled to retain any laptop computer and cellular telephone (including the associated telephone number) that have been issued to him by the Company, subject to Pesicka’s cooperation with the Company to facilitate the removal of Company materials from those devices.
24.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

Electronic, PDF, and other true and accurate copies of this Agreement shall have the same force and effect as originals hereof.
25.	Survival. The provisions of Sections 1 (Transition from Employment), 2 (Deemed Resignation), 7 (Independent Contractor Status), 8 (Taxes), 9 (No Benefits), 13 (Indemnity), 16 (Release; Continuing Obligations), 20 (Governing Law; Venue; Waiver of Jury Trial), and this Section 25 shall survive the expiration or termination of this Agreement.

***

To accept this engagement, Pesicka must sign and date this Agreement below and return this document to the Company no later than October 1, 2026 (after which date this offer will be null and void). By signing below, Pesicka agrees to all of the terms and conditions provided herein.

Accendra Health, Inc.

By: /s/ Mark A. Beck                                   9/28/2026

Name:Mark BeckDate

Title: Chair

/s/ Edward A. Pesicka                                 9/28/2026

Edward A. PesickaDate

EXHIBIT A

As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise.

For and in consideration of the COBRA Benefit and the Equity Treatment, and other good and valuable consideration, I, Edward A. Pesicka for and on behalf of myself and my heirs, administrators, executors, and assigns, effective the date on which this release becomes effective pursuant to its terms, do fully and forever release, remise, and discharge each of the Company and each of its direct and indirect subsidiaries and affiliates, together with their respective officers, directors, partners, shareholders, employees, and agents (collectively, the “Group”) from any and all claims whatsoever up to the date hereof that I had, may have had, or now have against the Group, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with any member of the Group, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act) (the “ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, and the Equal Pay Act, each as may be amended from time to time, and all other federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees. The release contained herein is intended to be a general release of any and all claims to the fullest extent permissible by law.

By executing this Release, I specifically release all claims relating to my employment and its termination under the ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

Notwithstanding any provision of this Release to the contrary, by executing this Release, I am not releasing (a) any claims that cannot be waived by law, or (b) my right of indemnification as provided by, and in accordance with the terms of, the Company’s by-laws or a Company insurance policy providing such coverage, as any of such may be amended from time to time.

I expressly acknowledge and agree that I –

●	Am able to read the language, and understand the meaning and effect, of this Release;
●	Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;
●	Am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay the COBRA Benefit and provide the Equity Treatment in consideration for my agreement to accept it in full settlement of all possible claims I might have or ever had, and because of my execution of this Release;
●	Acknowledge that, but for my execution of this Release, I would not be entitled to the COBRA Benefit or the Equity Treatment;
●	Understand that, by entering into this Release, I do not waive rights or claims under the ADEA that may arise after the date I execute this Release;
●	Have 21 days from the date of my receipt of this Release (the “Release Review Period”) in which to review and consider this Release, and that if I execute this Release prior to the expiration of the Release Review Period, I have voluntarily and knowingly waived the remainder of the review period;
●	May execute this Release prior to the expiration of the Release Review Period, but in no event prior to my termination of employment with the Company;
●	Have requested any changes to this Release since I initially received it (or such changes are not material), and in either event shall not restart the Release Review Period;
●	Have not relied upon any representation or statement not set forth in this Release made by the Company or any of its representatives;
●	Was advised to consult with my attorney regarding the terms and effect of this Release; and
●	Have signed this Release knowingly and voluntarily.

I represent and warrant that I have not previously filed, and to the maximum extent permitted by law agree that I will not file, a complaint, charge, or lawsuit against any member of the Group regarding any of the claims released herein. If, notwithstanding this representation and warranty, I have filed or file such a complaint, charge, or lawsuit, I agree that I shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member of the Group against whom I have filed such a complaint, charge, or lawsuit. This paragraph shall not apply, however, to a claim of age discrimination under the ADEA. Further, nothing in this Release limits or restricts my ability to (a) file a charge with or participate in any investigation by the United States Equal Employment Opportunity Commission or other governmental agency (collectively, “EEOC”); provided that I may not receive any relief (including, without limitation, compensation, reinstatement, back pay, front pay, damages, attorneys’ or experts’ fees, costs, and/or disbursements) as a consequence of any charge filed with the EEOC and/or any litigation arising out of an EEOC charge to the fullest extent permitted by law, or (b) communicate with or make disclosures to any governmental entity, including relating to possible violations of any U.S. federal, state or local law or regulation, or any other disclosures that are protected under the whistleblower provisions of any law or regulation, or to seek or receive any monetary damages, awards or other relief in connection with protected whistleblower activity.

Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven calendar days following the date of its execution by me (the “Revocation Period”), during which time I may revoke my acceptance of this Release by notifying the Company and the Board, in writing, delivered to the Company at its principal executive office, marked for the attention of its General Counsel. To be effective, such revocation must be received by the Company no later than 11:59:59 p.m. on the seventh calendar day following the execution of this Release. Provided that the Release is executed and I do not revoke it during the Revocation Period, the eighth day following the date on which this Release is executed shall be its effective date. I acknowledge and agree that if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other member of the Group will have any obligations to pay the COBRA Benefit or provide the Equity Treatment.

The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.

THIS RELEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE COMMONWEALTH OF VIRGINIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT COMMONWEALTH WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS. I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.

/s/ Edward A. Pesicka                                 9/28/2026

Edward A. PesickaDate

/s/ Mark A. Beck                                         9/28/2026

Mark BeckDate